Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196156) pertaining to the Transamerica 401(k) Retirement Savings Plan of our report dated April 30, 2014, with respect to the financial statement of the Transamerica 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Des Moines, Iowa

June 29, 2015